                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           R.H. DONNELLEY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[RHDonnelley Logo]
                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                            ------------------------

To Our Stockholders:

     You are cordially invited to attend the Special Meeting (the "Meeting") of Stockholders of R.H. Donnelley Corporation (the "Company") to be held on August 24, 1998 at 10:00 a.m. local time, at The Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573. At the Meeting, you will be asked to vote upon the proposal set forth in the formal Notice (the "Notice") of the Meeting which follows this letter.

     As set forth in the Notice, the principal item of business to be addressed at the Meeting is to consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-five reverse stock split of the Company's Common Stock (the "Common Stock"). This proposal will decrease the number of outstanding shares of Common Stock from approximately 171.2 million to approximately 34.2 million.

     PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ELIMINATION OF FRACTIONAL SHARES.

     The Board of Directors believes that the current per share price of the Company's Common Stock, which results from the Company's separation from The Dun & Bradstreet Corporation on June 30, 1998, may reduce its marketability. Furthermore, the Board of Directors also believes that a reverse stock split could position the Company more attractively with institutional investors who generally have restrictions on investing in low priced stocks and retail stock brokers who are generally disinclined to invest in low priced stocks.

     The Board of Directors unanimously recommends that the Company's stockholders approve of the proposal set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding this proposal. Please carefully review the information in the Proxy Statement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.

                                          Sincerely,

                                          [Frank R. Noonan Signature]
                                          Frank R. Noonan
                                          Chairman of the Board, President and
                                          Chief
                                          Executive Officer

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 24, 1998

To the Stockholders of
R.H. Donnelley Corporation

     Notice is hereby given that the Special Meeting of Stockholders of R.H. Donnelley Corporation ("RHD" or the "Company") will be held on August 24, 1998 at 10:00 a.m., local time, at The Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, to consider and act on the following:

     1. To consider and approve a proposal to amend the Company's Restated Certificate of Incorporation (the "Amendment") to effect a one-for-five reverse stock split of the Company's Common Stock (the "Common Stock") as a result of which holders of the Common Stock will receive one share of Common Stock for each five shares of Common Stock owned on the effective date of the Amendment; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on July 27, 1998 will be entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of meeting and, during the ten days prior to the meeting, at the Company's executive offices located at One Manhattanville Road, Purchase, New York 10577.

                                          By Order of the Board of Directors

                                          [Frank R. Noonan Signature]
                                          Frank R. Noonan
                                          Chairman of the Board

Purchase, New York
July 30, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS USE BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER WHO HAS EXECUTED A PROXY BUT IS PRESENT AT THE SPECIAL MEETING AND WHO WISHES TO VOTE IN PERSON MAY DO SO BY REVOKING HIS, HER OR ITS PROXY AS DESCRIBED IN THE PRECEDING SENTENCE.

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                            ------------------------

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation ("RHD" or the "Company") of proxies for use at the Special Meeting of Stockholders (the "Special Meeting") or at any adjournments or postponements thereof. The Special Meeting will be held on August 24, 1998 at 10:00 a.m., local time, at The Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573 for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

     If a stockholder properly executes and returns the enclosed form of proxy, it will be voted according to his, her or its instructions. If no instructions are given, then the proxy will be voted FOR approval of the amendment (the "Amendment") to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-five reverse stock split of the Company's Common Stock (the "Common Stock"), and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Special Meeting. Any proxy given by a stockholder may be revoked by the stockholder at any time before it is voted by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting in person at the meeting. No appraisal rights exist for any action proposed to be taken at the Special Meeting.

     The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries personally or by mail, telephone, facsimile communication or telegraph. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company has engaged the services of Innisfree M&A Incorporated to solicit proxies and will pay such proxy soliciting agent $10,000 plus expenses in connection therewith. Solicitation by such firm may be by mail, personal interview, telephone, fax or telegraph.

     So far as the management of the Company is aware, stockholders will take action on no matters other than those described in this Proxy Statement. In the event that any other matters properly come before the meeting that call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

     The Company is mailing this Proxy Statement and the accompanying form of proxy to stockholders on or about July 30, 1998.

                                     VOTING

     The Board of Directors has fixed the close of business on July 27, 1998 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 171,253,057 shares of the Company's Common Stock, par value $1 per share. At the Special Meeting, holders of issued and outstanding shares of Common Stock are entitled to one vote for each share they hold. The presence in person or by proxy of a majority of the votes entitled to be cast will constitute a quorum for purposes of conducting business at the Special Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be treated as shares present for purposes of determining the presence of a quorum on all matters.

     The proposal to amend the Certificate of Incorporation requires the approval of a majority of the shares entitled to vote at the Special Meeting. Abstentions with respect to Proposal 1 will have the same effect as votes against such proposal. Additionally, with respect to Proposal 1, broker non-votes will not be counted. However, such broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which such majority is calculated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of July 1, 1998 by (i) owners of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers, and (iv) all directors and named executive officers of the Company as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company's directors and executive officers listed below is One Manhattanville Road, Purchase, NY 10577.

                                                                     SHARES OF COMMON STOCK
                                                              ------------------------------------
                                                              AMOUNT BENEFICIALLY    PERCENTAGE OF
BENEFICIAL OWNERS                                                  OWNED(1)              CLASS
-----------------                                             -------------------    -------------
Frank R. Noonan.............................................       1,151,203(2)              *
Phillip C. Danford..........................................         393,048(3)              *
Frederick J. Groser.........................................         249,926(4)              *
Alexander R. Marasco........................................         376,645(5)              *
David C. Swanson............................................         173,241(6)              *
Diane P. Baker..............................................          15,000(7)              *
William G. Jacobi...........................................          20,578(7)              *
Robert J. Kamerschen........................................          15,000(7)              *
Barry Lawson Williams.......................................          15,000(7)              *
All Directors and Executive Officers as a Group.............       2,833,722              1.65%
Harris Associates L.P. and its general partner,
  Harris Associates, Inc....................................      17,374,440(8)          10.14%
  Two North LaSalle Street,
  Ste. 500
  Chicago, Illinois 60602-3790
AMVESCAP, PLC and certain of its subsidiaries...............      12,048,320(9)           7.03%
  11 Devonshire Square
  London EC2M 4YR
  England

---------------
 *  Represents ownership of less than 1%.

(1) The amounts and percentage of the Company's Common Stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest.

(2) Includes 1,142,893 shares of the Company's Common Stock which may be acquired pursuant to options exercisable as of June 30, 1998 or within 60 days thereafter.

(3) Includes 391,268 shares of the Company's Common Stock which may be acquired pursuant to options exercisable as of June 30, 1998 or within 60 days thereafter.

(4) Includes 249,359 shares of the Company's Common Stock which may be acquired pursuant to options exercisable as of June 30, 1998 or within 60 days thereafter.

(5) Includes 366,543 shares of the Company's Common Stock which may be acquired pursuant to options exercisable as of June 30, 1998 or within 60 days thereafter.

(6) Includes 172,188 shares of the Company's Common Stock which may be acquired pursuant to options exercisable as of June 30, 1998 or within 60 days thereafter.

(7) Includes (i) options to purchase 7500 shares of the Company's Common Stock, which options will become exercisable in equal increments on the day before each of the 1999, 2000 and 2001 Annual Meetings of the Company and (ii) 7500 deferred shares of Company's Common Stock which will vest in equal increments on the day before each of the 1999, 2000 and 2001 Annual Meetings of the Company.

(8) Harris Associates L.P. ("Harris") and its sole general partner, Harris Associates, Inc. ("Harris Inc."), jointly filed a Schedule 13G with the Commission on February 11, 1998. According to such Schedule 13G, Harris, a registered investment adviser, had as of December 31, 1997, shared voting power over 14,903,640 shares of the Company's Common Stock. Of such shares, Harris had sole dispositive power over 5,171,140 shares and shared dispositive power over 9,732,500 shares. On April 9, 1998, Harris and Harris Inc. jointly filed an amendment to their Schedule 13G with the Commission which reported that as of March 31, 1998 Harris shared voting power over 17,374,440 shares of the Company's Common Stock. Of such shares, Harris had sole dispositive power over 5,435,440 shares and shared dispositive power over 11,939,000 shares. The foregoing Schedule 13G and the amendments thereto related to the common stock of The Dun & Bradstreet Corporation, the predecessor of the Company. See "Background of and Reasons for the Reverse Stock Split".

(9) AMVESCAP PLC and its subsidiaries, ADZ, Inc. (a holding company), AIM Management Group Inc. (a holding company), INVESCO, Inc. (a holding company), INVESCO North American Holdings, Inc. (a holding company), INVESCO Capital Management, Inc. (a registered investment adviser), INVESCO Funds Group, Inc. (a registered investment adviser), INVESCO Management & Research, Inc. (a registered investment adviser), and INVESCO Realty Advisers, Inc. (a registered investment adviser), jointly filed a Schedule 13G with the Commission on February 11, 1998. This Schedule 13G reported that these companies had, as of December 31, 1997, shared voting power and shared dispositive power over 12,048,320 shares of the Company's Common Stock. The foregoing Schedule 13G related to the common stock of The Dun & Bradstreet Corporation, the predecessor of the Company. See "Background of and Reasons for the Reverse Stock Split".

                                  PROPOSAL 1:

                            THE REVERSE STOCK SPLIT

GENERAL

     The Board of Directors has determined that it would be advisable to amend and restate the Company's Certificate of Incorporation to effect a one-for-five reverse stock split (the "Reverse Stock Split") of the Company's Common Stock. A copy of the proposed amendment to the Certificate of Incorporation (the "Amendment") is attached hereto as Exhibit A. If the Amendment is approved by the stockholders, each five shares of Common Stock, par value $1 per share, (the "Old Common Stock") outstanding on the Effective Date (as defined below) will be converted automatically into one share of new Common Stock, par value $1 per share, (the "New Common Stock"). To avoid the existence of fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock shall receive a cash distribution in lieu thereof. See "Exchange of Stock Certificates." The "Effective Date" of the Reverse Stock Split will be the date on which the Amendment is filed with the Secretary of State of Delaware, which is anticipated to be as soon as practicable following the date of the Special Meeting.

BACKGROUND OF AND REASONS FOR THE REVERSE STOCK SPLIT

     On July 14, 1998, the Board of Directors adopted resolutions approving the Amendment and directing that the Amendment be placed on the agenda for the consideration of the stockholders at the Special Meeting.

     On December 17, 1997, The Dun & Bradstreet Corporation ("Old D&B"), the predecessor of the Company, announced its intention to separate itself into two publicly-traded companies, The Dun & Bradstreet Corporation ("New D&B") and the Company, by means of a pro rata tax-free distribution (the "Distribution") of all of New D&B common stock to holders of the Common Stock. On June 3, 1998, Old D&B's Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record of Old D&B's common stock at the close of business on June 17, 1998 of one share of New D&B common stock for each share of D&B common stock held by such holder at the close of business of June 17, 1998. Prior to the Distribution Old D&B contributed to New D&B all or substantially all of the businesses which now comprise the New D&B business. Such businesses had accounted for approximately 84% of Old D&B's revenues and 75% of Old D&B's operating income in 1997. In connection with the Distribution Old D&B changed its name to the R.H. Donnelley Corporation and Old D&B common stock became the Common Stock of the Company. The distribution was successfully completed on June 30, 1998. On June 30, 1998, the last trading day prior to the Distribution, the closing price per share of the Company's Common Stock on the New York Stock Exchange (the "NYSE") was $36.00. On July 1, 1998, the first day of trading post-Distribution, the Common Stock traded at an average price of $3.1563. Since the pre-Distribution market price of the Company's Common Stock reflected the present and expected future earnings stream of the entire Old D&B business (including the Company), the post-Distribution market prices of the Company's Common Stock have been reduced significantly. From July 1, 1998, through July 28, 1998, the Common Stock has traded in a range of $2.875 to $3.937 per share.

     Many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Such Investors may believe that low stock prices reflect companies that are of low quality or poor performers. Accordingly, the Board of Directors believes that the current per share price of the Common Stock may reduce the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures which function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Additionally, several institutional investors have policies prohibiting them from holding low priced stock in their own portfolios. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues.

     The Board of Directors believes that the Reverse Stock Split should result in a stock price of five times the current price range, putting the stock in a price range where the aforementioned negative perceptions do not exist. As a result, the Common Stock would be more effectively priced, better reflecting the underlying equity valuation of the Company.

     There can be no assurance, however, that the foregoing will occur or that the market price of the Common Stock immediately after implementation of the Reverse Stock Split will increase, and, if it increases, no assurance that such increase can be maintained for any period of time, or that such market price will approximate five times the market price before the Reverse Stock Split.

     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation and Bylaws in connection with Reverse Stock Split.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT.

EFFECTS OF THE REVERSE STOCK SPLIT

     General Effects. If the Amendment is approved by the stockholders, the principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock from 171,253,057 shares to approximately 34,250,611 shares, based on share information as of July 27, 1998. The Reverse Stock Split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NYSE. The relative rights and preferences on the New Common Stock will be identical to the relative rights and preferences of the Old Common Stock.

     In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive a fractional share of New Common Stock (the "Fractional Stockholders") shall receive payment in cash in lieu of receiving a fractional share of New Common Stock. See "Exchange of Stock Certificates."

     The Reverse Stock Split may leave certain stockholders with one or more "odd lots" of New Common Stock, i.e., stock in amounts of less than 100 shares. These odd lots may be more difficult to sell or require greater transactions costs per share to sell, than shares in even multiples of 100.

EFFECT ON STOCK OPTION PLANS

     As of July 27, 1998, there were outstanding options to purchase shares and outstanding grants for the right to purchase shares under the Company's stock incentive and employee stock option plans relating to an aggregate of approximately 23.7 million shares of Old Common Stock. On that date approximately 8.0 million shares of Old Common Stock remained available for grant under such plans. All of the stock compensation plans of the Company include provisions for adjustments in the number of shares covered thereby, the number of shares subject to and the exercise price of outstanding options granted thereunder, in the event of a reverse stock split by appropriate action of the Compensation & Benefits Committee of the Company's Board of Directors. If the Reverse Stock Split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and other grants a total of approximately 4.74 million shares of New Common Stock. Each of the outstanding options would thereafter evidence the right to purchase 20% of the shares of Old Common Stock previously covered thereby and the exercise price per share would be five times the previous exercise price. The number of shares available for grant under the Company's stock incentive and employee stock purchase plans would be decreased to approximately 1.60 million shares of New Common Stock.

CHANGES IN STOCKHOLDERS' EQUITY

     As an additional result of the Reverse Stock Split, the Company's stated capital, which consists of the par value per share of Common Stock multiplied by the number of shares of Common Stock issued, will be reduced by approximately $137,002,445 to $34,250,611 on the Effective Date. Correspondingly, the Company's capital in excess of par value, which consists of the difference between the Company's stated capital and the aggregate amount paid to the Company upon the issuance by the Company of all currently outstanding Common Stock, will be increased by approximately $137,002,445. The following table illustrates the principal effects of the Reverse Stock Split discussed in the preceding paragraphs:

                                                           PRIOR TO REVERSE         AFTER REVERSE
                                                          SPLIT AND AMENDMENT    SPLIT AND AMENDMENT
            NUMBER OF SHARES OF COMMON STOCK                TO CERTIFICATE         TO CERTIFICATE
            --------------------------------              -------------------    -------------------
Authorized..............................................      400,000,000            400,000,000
Outstanding.............................................      171,253,057             34,250,611
Reserved for future issuance under stock compensation
  plans.................................................       23,700,000              4,740,000
Available for future issuance by action of the Board of
  Directors (after giving effect to the above
  reservations).........................................      205,046,943            361,009,389

     Assuming the Amendment effecting the Reverse Stock Split is approved, the Amendment will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The Amendment and the proposed Reverse Stock Split would become effective upon the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the Reverse Stock Split is based on current law, including the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the Common Stock as a capital asset, may be subject to special rules not discussed below.

     ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

     The receipt of shares of New Common Stock (except to the extent that cash is received in lieu of fractional shares of New Common Stock) in the Reverse Stock Split will be a nontaxable transaction under the Code for federal income tax purposes. Consequently, except with respect to cash received in lieu of fractional shares of New Common Stock, a stockholder receiving shares of New Common Stock will not recognize either gain or loss with respect to shares of New Common Stock received as a result of the Reverse Stock Split. In addition, the aggregate tax basis (excluding the portion of such basis allocable to fractional shares of New Common Stock) of such stockholder's shares of Old Common Stock prior to the Reverse Stock Split will carry over as the tax basis of the stockholder's shares of New Common Stock. Each stockholder will be required to allocate such stockholder's basis in such stockholder's shares of Old Common Stock ratably among the total number of shares of New Common Stock owned following the Reverse Stock Split. The holding period of the shares of New Common Stock will also include the holding period during which the stockholder held the Common Stock, provided that such Old Common Stock was held by the stockholder as a capital asset on the Effective Date.

     The receipt by a Fractional Stockholder of cash in lieu of a fractional share of New Common Stock pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of fractional shares of New Common Stock will generally result in gain or loss to the Fractional Stockholders measured by the difference between the amount of cash received and the adjusted basis of the fractional share. Shareholders owning a substantial interest in the Company, however, should consult their tax advisors as to the possibility of dividend treatment upon the receipt of cash in lieu of a fractional share pursuant to Section 302 of the Code. Assuming that the receipt of cash in lieu of a fractional share is not treated as a dividend and that the Old Common Stock was held by the Fractional Shareholder as a capital asset on the Effective Date, any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if on the Effective Date the shares of Old Common Stock have been held by the Fractional Stockholder for more than one year.

     Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or Fractional Stockholders will be subject to backup withholding or information reporting with respect to the cash distributed to a Fractional Stockholder unless the amount of cash distributed to the Fractional Shareholder is $20.00 or more.

EXCHANGE OF STOCK CERTIFICATES

     If the proposal to implement the Reverse Stock Split is adopted, stockholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Stock. Stockholders of record on the Effective Date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's Transfer Agent (the "Transfer Agent"). Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

     As soon as practicable after the Effective Date, the Transfer Agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing the ownership of New Common Stock. No certificates representing fractional shares shall be issued. In lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Transfer Agent or its nominee, as agent for the accounts of all holders of Old Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Stock Split. Sales of fractional interests will be effected by the Transfer Agent as soon as practicable on the basis of prevailing market prices of the New Common Stock on the NYSE at the time of sale. After the Effective Date, the Transfer Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

     Until they have surrendered their stock certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record. Upon the surrender of certificates representing Old Common Stock, certificates representing New Common Stock together with any such withheld dividends or other distributions, without interest, will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid (without interest).

     Any stockholder whose certificate for Old Common Stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of New Common Stock into which such shares will have been converted upon compliance with such requirements as the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.

                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

     Proposals of the Company's stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than December 28, 1998 to be included in the Company's proxy statement and form of proxy relating to such annual meeting. Any proposal should be addressed to Stephen B. Wiznitzer Esq., Senior Vice President and General Counsel, R.H. Donnelley Corporation, One Manhattanville Road, Purchase, New York 10577, and should be sent by certified mail, return receipt requested.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for action at the forthcoming Special Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

                                          By Order of the Board of Directors

                                          [Frank R. Noonan Signature]
                                          Frank R. Noonan
                                          Chairman of the Board

July 30, 1998
Purchase, New York

                                                                       EXHIBIT A

                       PROPOSED CERTIFICATE OF AMENDMENT
                 TO THE RESTATED CERTIFICATE OF INCORPORATION,
                         OF R.H. DONNELLEY CORPORATION

     R.H. Donnelly Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby amend the Restated Certificate of Incorporation of the Corporation.

     The undersigned hereby certifies that this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the DGCL.

     Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to include the following text after the last paragraph thereof:

          5. Reverse Stock Split. Effective as of the close of business on the date of filing this Amendment to the Restated Certificate of Incorporation (the "Effective Time"), the filing of this Amendment, shall effect a reverse stock split (the "Reverse Stock Split") pursuant to which each five
     (5) shares of common stock, par value $1 per share, of the corporation issued and outstanding, shall be combined into one (1) validly issued, fully paid and nonassessable share of common stock, par value $1 per share, of the corporation. The number of authorized shares, the number of shares of treasury stock and the par value of the common stock shall not be affected by the Reverse Stock Split. Each stock certificate that prior to the Effective Time represented shares of common stock shall, following the Effective Time, represent the number of shares into which the shares of common stock represented by such certificate shall be combined. The corporation shall not issue fractional shares or scrip as a result of the Reverse Stock Split, but shall arrange for the disposition of shares on behalf of those record holders of common stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the Reverse Stock.

     THE UNDERSIGNED, being the                of the Corporation, for the
purpose of amending the Restated Certificate of Incorporation, of the Corporation pursuant to the DGCL, does make this amendment to the Restated Certificate of Incorporation of the Corporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and
accordingly have hereunto set my hand as of this                day of     ,
1998.

                                          R.H. DONNELLY CORPORATION

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

ATTEST:

---------------------------------------------------------
Name:
Title:

P                     R.H. DONNELLY CORPORATION

R          SPECIAL MEETING OF STOCKHOLDERS -- AUGUST 24, 1998

0         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X     The undersigned hereby consitiutes and appoints Frank R. Noonan,
    Phillip C. Danford and Stephen B. Wiznitzer, and each of them, his, her or
Y its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of R.H. Donnelly Corporation (the "Company"), to be held at The Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on August 24, 1998 at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.










                                                               ______________
                                                              |              |
                                                              | SEE REVERSE  |
                                                              |    SIDE      |
                                                              |______________|

 _____
|  X  |  Please mark your
|_____|  votes as in this
         example



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                                        FOR       AGAINST      ABSTAIN
1. Amend the Company's Restated        ______     _______      ________
   Certificate of incorporation       |      |   |       |    |        |
   to effect a one-for-five           |______|   |_______|    |________|
   reverse split of the Company's
   Common Stock

                                       THIS PROXY WHEN PROPERLY EXECUTED WILL
                                    BE VOTED IN THE MANNER DIRECTED HEREIN
                                    BE THE UNDERSIGNED STOCKHOLDER. IF NO
                                    DIRECTION IS MADE, THIS PROXY WILL BE VOTED
                                    FOR THE AMENDMENT OF THE COMPANY'S RESTATED
                                    CERTIFICATE OF INCORPORATION TO EFFECT A
                                    ONE-FOR-FIVE REVERSE SPLIT OF THE COMPANY'S
                                    COMMON STOCK AND IN THE DISCRETION OF THE
                                    PROXIES ON ALL OTHER MATTERS. PLEASE MARK
                                    THIS PROXY CARD, FILL IN THE DATE AND SIGN
                                    AND RETURN PROMPTLY IN THE ACCOMPANYING
                                    ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED
                                    IN THE UNITED STATES.









SIGNATURES(S)_________________________________________ DATE_________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please full title as such.